EXHIBIT 23.1

(Letterhead of Michael L. Labertew, Esq.)

February 1, 2003

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement

of Rocky Mountain Energy Corporation, a Nevada corp., (the

"Registrant"), SEC File No. 0-30689, to be filed on or

after February 1, 2003, covering the registration

and issuance of 7,600,000 shares of common stock to qualified

Employees and Consultants pursuant to an Employee and

Consultant Compensation Agreement

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

Very truly yours,

/s/ Michael L. Labertew

Attorney at Law